UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KFORCE INC.

(Name of Registrant as Specified In Its Charter)

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KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 5, 2013

Supplemental Information Regarding Proposal 4 —

Approval of the Kforce Inc. 2013 Stock Incentive Plan

Dear Shareholders of Kforce Inc.:

At the Annual Meeting of Shareholders of Kforce Inc. to be held on April 5, 2013, shareholders will cast a vote on a proposal to approve the Kforce Inc. 2013 Stock Incentive Plan. Proposal 4 in Kforce’s 2013 proxy statement includes relevant information regarding this matter including disclosure pertaining to our 2013 Burn Rate Commitment (“2013 Commitment”), which limits the number of options, stock appreciation rights, restricted stock or other stock awards to employees or non-employee directors that may be granted during a specified period.

This Supplemental Information is being provided to modify our 2013 Commitment based on recent discussions between Kforce and ISS Proxy Advisory Services (“ISS”). To align with market practices, Kforce will modify its 2013 Commitment period from April 1, 2013 to March 31, 2016 to January 1, 2013 to December 31, 2015 so that it aligns with Kforce’s fiscal year. Proposal 4 is supplemented by a modified 2013 Commitment as follows:

Burn Rate Commitment

In order to address potential shareholder concerns regarding the number of options, stock appreciation rights, restricted stock or other stock awards we intend to grant in a given year, the Board’s Compensation Committee will limit grants during the period of January 1, 2013 to December 31, 2015 to a number of shares subject to options, stock appreciation rights, restricted stock or other stock awards to employees or non-employee directors at an average rate equal to or less than 4.74% of the number of shares of our Common Stock that we believe will be outstanding over such period. For purposes of calculating the number of shares, any full-value awards will count as equivalent to two shares. In addition, the current number of shares of our Common Stock that we believe will be outstanding is approximately 35.0 million. Subject to any material change in the number of common shares outstanding, the annual average number of shares granted during this period will not exceed 1,659,000 shares (or 829,500 full-value awards).

KFORCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE KFORCE INC. 2013 STOCK INCENTIVE PLAN.

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